EXHIBIT 5.1

December 11, 2006

CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Sirs:

I am the Executive Vice President, General Counsel and Assistant Secretary of CBS Corporation, a Delaware corporation (“CBS” or the “Company”). I am delivering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of CBS filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of $100 million of deferred compensation obligations (the “Obligations”) of CBS to be offered pursuant to the Company’s Excess 401(k) Plan, Excess 401(k) Plan for Designated Senior Executives, Bonus Deferral Plan and the Bonus Deferral Plan for Designated Senior Executives (collectively, the “Plans”).

In connection with the foregoing, I or members of my legal staff (my “Staff”) have examined the Registration Statement, the Plans, and the originals, or copies certified to my or my Staff’s satisfaction, of such records, documents, certificates and other instruments as I or my Staff have deemed necessary or appropriate to enable me to render the opinion expressed below. As to questions of fact material to the opinion expressed below, I or my Staff have, when relevant facts were not independently established by me or them, relied upon certificates of officers of CBS or other evidence satisfactory to me or my Staff. In all such examinations, I or my Staff have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to me or my Staff as original documents and the conformity to original or certified documents submitted to me or my Staff as copies.

I am a member of the bar of the Commonwealth of Pennsylvania and the State of Connecticut, and the opinion expressed herein is limited to matters controlled by the federal securities laws of the United States, the General Corporation Law of the State of Delaware and to the extent that the laws of the State of New York are consistent with either of the laws of the Commonwealth of Pennsylvania or of the State of Connecticut, the laws of New York as they are in force as of the date hereof. For the purpose of the opinion expressed herein, I have assumed that the laws of the State of New York do not differ from either of the laws of the Commonwealth of Pennsylvania or of the State of Connecticut in any manner that would render such opinion incorrect.

Based upon the foregoing, it is my opinion that the Obligations, when established pursuant to the terms of the Plans, will be valid and binding Obligations of CBS, enforceable against CBS in accordance with their terms and the terms of the Plans, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Louis J. Briskman
Louis J. Briskman